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                                                                     EXHIBIT 23A

                          Independent Auditors' Consent


The Board of Directors
Apogee Enterprises, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-60400, 333-20979, 333-32437, 33-13302, 33-66574, 333-58181, 333-58165,
33-35944, 333-95863, and 333-95855) on Forms S-3 and S-8 of Apogee Enterprises, Inc. of our report dated April 12, 1999, except as to Note 11 which is as of February 14, 2000, relating to the consolidated balance sheets of Apogee Enterprises, Inc. and subsidiaries as of February 27, 1999 and the related consolidated results of operations and cash flows for each of the years in the two-year period ended February 27, 1999, which report appears in the February 26, 2000 annual report on Form 10-K of Apogee Enterprises, Inc.


                                       KPMG LLP

Minneapolis, Minnesota
May 16, 2000